Exhibit 10.3
CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE
This Confidential Separation Agreement and General Release (“Agreement”) is entered into by T. Ashwin Raj (“Employee”), and Lyft, Inc. (the “Company”) (Employee and the Company each a “Party” and collectively, the “Parties”) in connection with Employee’s separation of employment from the Company. Employee and the Company acknowledge and agree as follows:
WHEREAS, Employee’s employment with the Company will end on the Separation Date (as defined below) by way of voluntary resignation; and
WHEREAS, the Company and Employee desire to set forth the terms of Employee’s separation and wish to resolve any and all claims that Employee may have against the Company and any of the Released Parties (as defined below);
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Separation of Employment. Employee’s employment with the Company will end on May 22, 2023 (the “Separation Date”), and Employee hereby resigns as Executive Vice President, Head of Rideshare of the Company and from any and all positions as an officer or director of any subsidiary of the Company. On and after the Separation Date, Employee shall no longer identify or hold themselves out as an employee of the Company and will not be authorized to bind or speak on behalf of the Company. For the avoidance of doubt, Employee’s employment with the Company ends as of the Separation Date whether or not Employee executes this Agreement.
2.Severance Benefits. If and only if Employee timely signs and does not revoke this Agreement and complies with its terms, then as consideration, the adequacy of which Employee hereby acknowledges, the Company agrees that:
a.Severance Pay: The Company will pay Employee a severance payment in the gross amount of $325,000 (lump sum payment equal to six (6) months of Employee’s annual base salary), less lawful payroll deductions and withholdings (“Cash Severance Payment”), an amount to which Employee acknowledges Employee is not otherwise entitled.
a.Continued Medical Benefit. The Company will pay Employee a lump sum cash payment in the gross amount of $15,966.18, less lawful payroll deductions and withholdings (the “COBRA Severance Payment”). The COBRA Severance Payment reflects the cost of continued health coverage under COBRA for a period of six (6) months. The COBRA Severance Payment will be paid at the same time as the Cash Severance Payment. For the avoidance of doubt, this payment is not conditioned on Employee electing COBRA continuation coverage.
(Cash Severance Payment and COBRA Severance Payment will be collectively referred to as “Severance Benefits”). The Company will make payment of the Severance Benefits in accordance with the payment timing requirements under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”) for which Employee signed a participation agreement on or about November 27, 2020. Employee and the Company agree that the Severance Benefits are the only payments and benefits that Employee is or will be owed under the Severance Plan, notwithstanding any subsequent change in control of the Company or other event. The Severance Benefits are subject to all of the terms of the Severance

Plan, including (but not limited to) the provisions related to Section 409A of the Internal Revenue Code. Employee and the Company agree that employee’s termination of employment under this Agreement will be a “separation from service” under Section 409A. By Employee’s signature below, Employee authorizes the Company to pay the Severance Benefits by direct deposit into Employee’s bank account on file in the Company’s records.
3.Equity. The Company previously granted Employee equity award(s) to purchase or receive shares of the Company’s Class A common stock set forth on Schedule 1 that remain outstanding as of the date Employee was presented with this Agreement (collectively, “Equity Awards”), subject to the terms and conditions of the applicable Company equity plan and the award agreement evidencing such Equity Awards (collectively the “Equity Documents”). The parties acknowledge that the Equity Awards will be governed by the terms of the Equity Documents. Employee acknowledges and agrees that he remains subject to the Company’s Insider Trading Policy. Employee agrees that he has no rights to the continued vesting of Company Equity Awards following the Separation Date other than as described in this Section 3 and Employee’s Consulting Agreement dated May 22, 2023.
4.Continuation of Health Benefits.
(a) Employee will continue to receive Employee’s current benefits, if any, under the Company-sponsored benefit plans, for the period through the last day of the month in which Employee’s Separation Date occurs. Beginning on the Separation Date, Employee may be eligible to elect continuation coverage under the Company’s group medical, dental, and vision insurance plans for Employee and their eligible dependents. Such eligibility and coverage will be governed exclusively by the continuation coverage provisions of the Company’s group insurance plans (which may be amended from time to time) and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
(b) A “qualifying event” for purposes of COBRA coverage occurred on the Separation Date. The Company or its administrator will send Employee COBRA notification separate from this Agreement, but also hereby notifies Employee that instead of enrolling in COBRA continuation coverage, there may be other more affordable coverage options through the federal Health Insurance Marketplace, state exchange, Medicaid, or other group health plan coverage options (such as a spouse’s plan) through what is called a “special enrollment period.” Employee understands that Employee should carefully consider whether COBRA continuation coverage is the best option for Employee. Employee will be solely responsible for continuing coverage through COBRA. If Employee signs up for COBRA continuation coverage, Employee will be limited in when Employee may switch to a Marketplace or exchange plan in the future depending on the plan’s “special enrollment period.” Employee will be solely responsible for paying any COBRA or other health premiums and administrative costs required to maintain insurance coverage, whether under the Company’s group health plan for the COBRA period or any other health insurance plan.
5.All Wages, Benefits and Expenses Paid in Full. Employee acknowledges that all wages, vacation/PTO, benefits, overtime, meal and rest premiums, business expenses, bonuses, incentive pay and any other compensation, and any other amounts that might be owed to him by the Company were paid in full as of the Separation Date. Employee agrees that Employee has submitted, or will submit within 10 days of the Separation Date, any outstanding business expenses for reimbursement and such expenses will be handled pursuant to standard Company policy. Other than the obligations in Sections 2, 3 and 4, Employee acknowledges and agrees that the Company has no further financial obligations to Employee, and the Company shall make no further payments or contributions on Employee’s behalf.

6.Nonadmission of Liability. Employee acknowledges that nothing in this Agreement, including the foregoing consideration, constitutes an admission of liability, express or implied, on the part of the Company with respect to any fact or matter which may be involved in Employee’s employment with or separation of employment from the Company. Employee further acknowledges that the Company denies that it or any of its employees, officers, directors, and/or agents ever acted toward Employee in a manner that would constitute a violation of any constitutional, statutory or common law right, whether that right arises under state, federal or local law.
7.General Release and Covenant Not to Sue.
(a) Employee (for Employee’s self and Employee’s heirs, administrators, executors, agents and assigns) does hereby fully and forever release, waive, discharge and covenant not to sue the Company or any related or affiliated entity, or its or their respective current or former parent entities, officers, employees, directors, insurers, agents, attorneys, benefit plans, and assigns, and any predecessors or successors of the foregoing (collectively, the “Released Parties”), with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys’ fees, costs, damages and/or liabilities of any nature, type and description, known or unknown, at law or in equity, arising out of any fact or matter in any way connected with Employee’s employment with the Company, the separation thereof, or any other related matter arising before the effective date of this Agreement. This release shall include but is not limited to any rights or claims under federal, state or local law (whether arising from statute, executive order, regulation, code, or constitution, or other source), including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act (to the extent subject to a waiver of this sort), the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the National Labor Relations Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act of 2008, the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act of 1973, the Workers Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the anti-retaliation provisions of the Corporate and Criminal Fraud Accountability Act of 2002 (also known as the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Report Consumer Protection Act), Cal-OSHA, the California Fair Employment & Housing Act, the California Labor Code, the California Government Code, the California Family Rights Act, the California Civil Code, the California Business & Professions Code, each as amended, rights to rehire and reemployment, and any and all common law claims, including claims sounding in tort or contract, claims for compensation, benefits, equity, or other remuneration or attorneys’ fees, costs or disbursements, claims for physical or emotional distress or injuries, claims for discrimination, harassment, retaliation, failure to accommodate, violation of public policy, breach of express or implied contract, breach of an implied covenant of good faith and fair dealing, defamation or misrepresentation, and any claims arising under any other duty or obligation of any kind or description, whether arising in law or equity, which can lawfully be released under federal, state, or local law. The foregoing is a non-exhaustive list, and this release is intended to cover all claims that may be lawfully waived by agreement, including those not specifically listed. The parties agree and acknowledge that the payments made pursuant to this Agreement are not related to sexual harassment.
(b) Covenant Not to Sue. Besides waiving rights and releasing claims encompassed by the General Release in Section 7(a) above, Employee promises not to bring a lawsuit or arbitration against the Company alleging any claim or violation of rights covered by that General Release. This Covenant Not to Sue is different from the General Release in that it is an affirmative promise by Employee, violation of which can result in a claim for damages by the Company against Employee. Details regarding exceptions to this covenant and damages Employee must pay for violating it are contained in Sections 7(d) and 18 below.
(c) Waiver of Unknown Claims. This general and complete release covers both claims that Employee knows about and those that Employee may not know about and that exist in Employee’s favor at the time of executing this Agreement. Employee understands and for valuable consideration hereby expressly agrees that in the event of any injury, loss, or damage sustained by Employee which is not now known or suspected, or in the event that the losses or damages now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the Company, and that this Agreement shall apply to all such known or unsuspected injuries, losses, damages or consequences.
Employee understands and for valuable consideration hereby expressly waives all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee also understands and agrees that this is a “negotiated severance agreement” as that term is used under California law because it is voluntary, deliberate, and informed, provides consideration of value to Employee, and Employee has been given notice and an opportunity to retain an attorney or is represented by an attorney.
(d) Matters Not Waived. Notwithstanding anything in this Agreement to the contrary, Employee is not waiving, releasing or giving up any claim for workers’ compensation benefits or unemployment benefits to which the Employee has an unwaivable right, vested pension or savings plan benefits, claims to enforce this Agreement, claims under sections 2800 to 2810 of the California Labor Code, and claims under other state statutes that may not be waived as a matter of law in an agreement of this type. Employee acknowledges, however, that Employee has no work-related injury or illness at the time of signing this Agreement for which Employee has not already filed a workers compensation claim. Nothing in any part of this Agreement limits or waives Employee’s right to file a charge with an administrative agency, provide testimony or other information to an agency, or take part in any agency investigation; however, Employee is waiving Employee’s right to recover any monetary or other relief in connection with such an investigation or charge filed by Employee or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency. If Employee is awarded money damages as described in the previous sentence, Employee shall decline to accept any such monetary award. Notwithstanding the foregoing, this Agreement and the limitation on monetary recovery does not limit Employee’s right to receive any statutory or otherwise authorized award for information provided to the Securities and Exchange Commission. Employee does not waive any rights or claims that arise after the effective date of this Agreement.
8.Adequate Consideration. Employee acknowledges that the consideration Employee is receiving under this Agreement, including but not limited to the Severance Benefits, constitutes a benefit to which Employee is not otherwise entitled under any policy, statute, law, or any agreement between the Company and Employee, and is adequate consideration for Employee’s covenants and obligations under this Agreement, including the General Release.

9.No Pending Litigation. Employee hereby represents that there is no pending action filed (either by Employee or on Employee’s behalf) in any court of law, in arbitration, or in any other legal forum against the Company or any of the Released Parties or any other person, entity or corporation in connection with Employee’s employment with the Company.
10.Property of Employer. Employee represents that Employee has returned to the Company all property of the Company, including but not limited to any keys, access cards, passwords, or equipment belonging to the Company and documents, records, and data in paper or electronic format, as well as all copies of such materials. Employee also agrees to make a good-faith reasonable effort to delete all electronic copies of any such materials in Employee’s possession (including on any personal device) following return of such electronic documents to the Company. Employee acknowledges and understands that such property, documents and materials are proprietary to the Company. In the event that Employee fails to return all such property, the Company’s obligation under this Agreement shall cease, including the payment obligations described above.
11.Reference Inquiries. Employee should instruct any prospective employers to direct their reference inquiries to the Human Resources Department. In the event the Human Resources Department receives any inquiries from prospective employers, the Human Resources Department will respond by advising that the Company’s policy is to provide information only as to service dates and positions held and by providing such information.
12.Confidentiality Matters.
(a) Confidential or Proprietary Information. Employee acknowledges that, by reason of Employee’s employment, Employee had access to confidential, proprietary, and trade secret information (including customer lists not known to the public) of the Company, and that Employee understands Employee’s obligations under the law and agrees not to disclose or divulge to any third party or otherwise use or allow to be used in any manner (whether for Employee’s benefit, for the benefit of another individual or entity, or otherwise) any confidential, trade secret or proprietary information concerning the operations or business of the Company at any time following the Separation Date. These obligations shall not apply to information that (i) is now a part of public knowledge or literature or is generally known in the industry; or (ii) hereafter becomes a part of the public knowledge or generally known in the industry from a source other than Employee, either directly or indirectly. Moreover, nothing in this Agreement shall limit Employee’s ability to report possible violations of law in confidence to the appropriate government agency or entity or make other disclosures protected under the whistleblower provisions of applicable federal or state law or regulation. Pursuant to the Defend Trade Secrets Act of 2016, Employee will not face civil or criminal liability for disclosing a trade secret: (1) to a government official or an attorney, if the disclosure is made in confidence and for the sole purpose of reporting or investigating a suspected violation of law; or (2) in a document filed in a lawsuit or other proceeding, provided the document is filed under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided the document containing the trade secret is filed under seal and Employee does not otherwise disclose the trade secret except pursuant to court order. The confidentiality and non-disclosure obligations in this paragraph are in addition to, and not in lieu of, Employee’s obligations under the Employee Invention Assignment and Confidentiality Agreement that Employee signed on March 23, 2017 (the “Confidentiality Agreement”), and Employee will remain bound by the obligations under the Confidentiality Agreement, at all times in the future, even after the Separation Date.

(b) Confidentiality of Agreement. Employee acknowledges and agrees that the terms of this Agreement, to the extent they are not publicly disclosed by the Company are ABSOLUTELY CONFIDENTIAL. To the fullest extent permitted by law, the terms of this Agreement, unless previously publicly disclosed by the Company shall not, without the Company’s prior written consent, be disclosed to any person, firm, organization or entity, including but not limited to any current or former employees of the Company. Except as provided in this paragraph, Employee shall not: (a) communicate or disclose in any way the amount of the Severance Benefits made by the Company; or (b) give any indication of the amount of the Severance Benefits. Employee may communicate the terms and conditions of this Agreement (1) to Employee’s spouse/domestic partner; or (2) to Employee’s attorney and those rendering financial or legal advice and having a bona fide need to know such terms and conditions; provided, however, Employee shall advise any such individuals beforehand of the existence of Employee’s confidentiality obligations under this Agreement and their corresponding obligations to maintain the confidentiality of this Agreement. A breach of these obligations by Employee’s spouse/domestic partner, attorney, advisor, or agents will be deemed a breach of this Agreement by Employee. Moreover, nothing in this Agreement shall preclude Employee from disclosing the terms and conditions of this Agreement to government agencies for tax purposes (i.e., the IRS and Franchise Tax Board); or if required by a valid court order, subpoena, or regulatory request or other compulsory process or law; provided, however, that Employee shall advise such agency or court of the confidential nature of this Agreement and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the subject matter disclosed. Further, the Company agrees that it will use its commercially reasonable best efforts to not publicly disclose any potential employment opportunity Employee may have prior to Employee or Employee’s new employer/company announcing it, with the exception of required disclosures to the Company’s Board of Directors or advisors, or required by law, under applicable confidentiality obligations.
(c) Breach of Confidentiality Provisions/Liquidated Damages. Employee agrees that if Employee, Employee’s attorney, or Employee’s accountant, financial advisor or spouse/domestic partner breaches the promise to maintain the confidentiality of this Agreement and the Severance Pay, then the resulting damage to the Company would be impracticable or extremely difficult to determine because of the uncertain effect of the disclosure of such information on the Company’s present and future business prospects. Because of the difficulty of determining the damages resulting from any such breach of the confidentiality provisions of this Agreement, the parties agree that in the event of such a breach by Employee either directly by Employee or indirectly through Employee’s spouse, attorney or agents, Employee shall be obligated to re-pay to the Company the sum of five thousand dollars ($5,000) as liquidated damages for each occurrence, which amount Employee agrees is reasonable. Nothing herein shall limit or restrict any other remedies available to the Company, at law or in equity, in the event of a breach or threatened breach by Employee of any obligations under this Agreement.
13.Cooperation. Following the Separation Date, Employee also agrees to cooperate with the Company in regard to the transition of the business matters handled by Employee on behalf of the Company. Employee agrees to reasonably cooperate with the Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, or in any investigation or review that may be performed by the Company or any governmental authority, which relate in any way to events or occurrences that transpired while Employee was employed by the Company or about which Employee may have knowledge. Employee’s cooperation in connection with such claims, actions, or investigations will include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any legal proceeding, executing documents, and providing truthful testimony as a witness on behalf of the Company at mutually convenient times. The Company will reimburse Employee for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees) that Employee incurs in connection with obligations under this paragraph.
14.Non-Disparagement. The Parties agree that they will not disparage, discredit or otherwise defame one another, including the Company or its officers, directors and employees, in any form, manner, or media, including but not limited to oral or written statements, social media, or any other form of electronic communication, or otherwise take any action which could reasonably be expected to adversely affect the personal or business reputation of the Parties. Nothing in this paragraph shall prevent the Parties from testifying truthfully in any valid judicial or government agency proceeding.
15.Arbitration. To the fullest extent permitted by law, the parties agree to resolve any disputes that they may have with each other regarding the validity, interpretation, applicability, or effect of this Agreement or any alleged violations of it, through final, binding, and confidential arbitration with JAMS, in accordance with JAMS employment law rules, available at https://www.jamsadr.com/rules-employment-arbitration/. The arbitration shall take place in San Francisco before a single experienced JAMS arbitrator licensed to practice law in California and mutually selected by the parties. The arbitrator may not modify or change this Agreement in any way. Unless otherwise required by law, all costs incidental to the arbitration, including the fees of the arbitrator, the costs of any record or transcript of the arbitration required to be purchased, and administrative and filing fees shall be paid in equal shares by Employee (one-half) and the Company (one-half) at such time as they become due. Each party shall bear its own attorneys fees and costs, unless otherwise required or allowed by law and awarded by the arbitrator, as provided for below. Any arbitration may be initiated by a written demand to the other party identifying all claims forming the basis of the demand in sufficient detail to inform the other party of the substance of the claims. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitrator shall resolve all claims regarding the timeliness or propriety of the demand for arbitration. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury and agree to bring any arbitration on an individual basis only, and not on a class, collective, or representative basis. The party losing the arbitration shall reimburse the prevailing party for all arbitration costs and expenses that the prevailing party paid pursuant to the provision of this paragraph, as well as reasonable attorneys’ fees.
16.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. Sec. 626(f) (the “OWBPA”). Employee is advised to consult with an attorney before executing this agreement.
(a)Acknowledgments/Time to Consider. Employee acknowledges and agrees that (i) Employee has read and understands the terms of this Agreement; (ii) by way of this Agreement, Employee has been advised in writing that Employee has a right to consult with an attorney of Employee’s choosing before executing this Agreement; (iii) Employee has obtained and considered such legal counsel as Employee deems necessary or, by Employee’s own choice, has elected not to consult legal counsel; (iv) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21-day period at Employee’s option, and to sign and return this Agreement earlier, but not before the Separation Date) at Employee’s option; and (v) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily, without any coercion or undue influence from anyone.

(b)Revocation/Effective Date. If Employee timely signs this Agreement, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing to Lindsay Llewellyn, and received by Lyft on or before the seventh day after signing it in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day after Employee signs the Agreement (“Effective Date”). If Employee fails to timely sign this Agreement or revokes this Agreement as provided for above, the Agreement shall have no force or effect and Employee shall have no right to the arrangements, payments, or benefits referenced above.
(c)Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination Employment Act (“ADEA”) that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.
17.Use of Agreement. Employee and the Company agree that this Agreement may be used as evidence in a subsequent proceeding in which either of the Parties alleges a breach of this Agreement, notwithstanding the confidentiality provisions above; provided that if this Agreement is filed in a proceeding, it shall be filed under seal consistent with applicable court rules and any testimony regarding this Agreement shall be designated as confidential to the fullest extent permitted by law.
18.Attorneys’ Fees. Employee and the Company agree that if any action is brought to enforce the terms, conditions and provisions of this Agreement (including but not limited to the mandatory arbitration provision), the prevailing party will be entitled to all reasonable costs and attorneys’ fees incurred in enforcing any of the terms, conditions and provisions hereof, except with regard to a legal action challenging or seeking a determination in good faith of the validity of this Agreement’s waiver under the ADEA.
19.Captions. The captions in this Agreement have been inserted for identification and reference purposes only and shall not be used in the construction or interpretation of this Agreement.
20.Counterparts/By Facsimile or Electronic Copy. This Agreement may be executed in counterparts by facsimile copy or electronic copy, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.
21.Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided that if the General Release above is held to be invalid, illegal, or unenforceable, then Employee agrees that Employee shall be required to enter into a new agreement containing an enforceable release of all legally waivable claims against the Company and that the Severance Pay, and any other consideration provided herein, will constitute sufficient consideration for such new agreement. If any terms or sections of this Agreement are determined to be unenforceable, they shall be modified so that the unenforceable term or section is enforceable to the greatest extent possible.
22.Governing Law. This Agreement will be interpreted in accordance with California law, without reference to its conflict of law principles, except that the FAA governs the interpretation and enforcement of the arbitration provision above.
23.Entire Agreement; Amendment. Except as expressly provided in this Agreement, this Agreement is the entire agreement between Employee and the Company regarding Employee’s employment with and separation from the Company, and supersedes any prior oral or written agreements or understandings, except that at all times in the future, Employee will remain bound by the Confidentiality Agreement and Equity Documents, in accordance with their terms. The Company and Employee acknowledge that they have entered into this Agreement without reliance on any representation, inducement, or promise that is not contained in this Agreement. Employee acknowledges that Employee has entered into this Agreement with the full intent of releasing all of Employee’s claims against the Company and the Released Parties (to the fullest extent permitted by law), and Employee is fully aware of the legal and binding effect of this Agreement, including the General Release set forth herein. Employee also understands and agrees that this is a “negotiated severance agreement” as that term is used under California law because it is voluntary, deliberate, and informed, provides consideration of value to Employee, and Employee has been given notice and an opportunity to retain an attorney or is represented by an attorney. This Agreement may not be amended or modified, except with the written consent of the Parties. Employee agrees and acknowledges that the Company is not providing any tax advice in connection with this Agreement and Employee is solely responsible for Employee’s tax consequences from this Agreement. The Company agrees and acknowledges that it has the obligations to collect and remit applicable payroll taxes from the payments under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates listed below.
PLEASE READ THIS AGREEMENT AND GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

LYFT, INC.     EMPLOYEE

By:      /s/ Alicia Zuiker      /s/ T. Ashwin Raj
    Alicia Zuiker     T. Ashwin Raj
    Chief People Officer
Dated: May 22, 2023             Dated: May 22, 2023

SCHEDULE 1

Outstanding Equity Awards

Schedule 1

Equity Awards

RSUs

Grant Number	Grant Date	Plan Name	Grant Type	Total No. of Shares Granted	Shares Vested as of 5/21/23	Shares Scheduled to Vest as of 5/20/23	Shares Scheduled to Vest as of 8/20/23	Shares Scheduled to Vest as of 11/20/23	Shares Unvested as of 11/20/23
10461	4/6/2020	2019 Equity Incentive Plan	RSU	34,617	28,127	2.164	2,163	2,164	2,163
29080	3/22/2022	2019 Equity Incentive Plan	RSU	126,598	39,562	7,912	7,913	7,912	71,211
29081	3/22/2022	2019 Equity Incentive Plan	RSU	75,207	12,535	12,535	12,534	12,535	37,603
			Totals			22,611	22,610	22,611	110,977